Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of U.S. Home Systems, Inc. and the inclusion of our report dated March 12, 2003, with respect to the consolidated financial statements and financial statement schedule of U.S. Home Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, and the inclusion of our report dated December 20, 2002, with respect to the financial statements of MAD L.L.C. for the years ended December 31, 2001 and 2000 included in its Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ft. Worth, Texas

December 15, 2003